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                                                                   EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT

     SplitRock Services, Inc. (hereinafter sometimes referred to as "SplitRock" or "Company" or "Employer") does hereby employ Patrick J. McGettigan, Jr. (hereinafter referred to as "McGettigan" or "Employee") on the following agreed upon terms and conditions:

     1. Term. SplitRock employs Employee and Employee hereby accepts employment with Company, for a period of two (2) years. For purposes of computing the two year term, the parties agree the commencement date shall be September 1, 1997, and shall end on August 31, 1999.

     2. Duties. Employee is to perform the duties of General Counsel and other duties as may be assigned by the President consistent with performance of General Counsel duties and obligations. As such, Employee shall have responsibilities, duties and authority usually accorded to such position and will report directly to the President of the Company or such other party as is designated from time to time by the Board of Directors of the Company (the "Board").

     3. Compensation. (a) Base Salary. Employee shall be paid an annual base salary of $140,000 for the initial one (1) year of the employment term and such increase to the base salary during the second year if, in Company's discretion, any such increase is warranted. Said salary shall be subject to customary payroll deductions and employment taxes beginning October 1, 1997. Employee shall be responsible for reporting and paying taxes for gross compensation earned and paid before October 1, 1997.

     (b) Benefits. Employee will be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below: (i) Health, hospitalization, disability, dental, life and other insurance plans that the Company may have in effect from time to time, (ii) Participation in401k plan; and (iii) Reimbursement for
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business travel and other out-of-pocket expenses reasonably incurred by
Employee in the performance of Employee's services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy.

     4. Incentive Bonus. Company agrees to pay Employee a signing bonus of $65,000, payable upon execution of this Agreement. Employee may be paid discretionary bonuses during the term hereof in such amounts, if any, as determined by the Board.

     5. Stock Options. Pursuant to the 1997 Incentive Share Plan adopted by Company, Company grants to Employee options to purchase 250,000 shares of common stock of Company exercisable at the price of $0.625 per share. Of these options, 80,000 shares will vest upon execution of this Agreement and will be exercisable for ten (10) years. The balance of 170,000 shares will vest over four (4) years in equal amounts on the last day of the month in which each anniversary of employment (August) occurs, exercisable for ten (10) years after vesting.

     6. Relocation Expense. Company agrees to pay Employee for relocation costs not to exceed the sum of $20,000, if Employee sells his present residence before September 1, 1998, with the further understanding that Employee will use Employee's best efforts to incur only those costs which are reasonable and necessary to effect a smooth, efficient and orderly relocation.

     7. Severance Pay. In the event Employee's services under this Agreement are terminated for any reason by Company, except for good cause hereinafter defined, prior to the end of the employment term, Employee shall be entitled to an amount equal to the number of remaining months of the term of this Agreement times the monthly compensation as computed for a total of all base salary. Such amounts will be paid at date of termination. The Company may terminate the Agreement fifteen (15) days after written notice to Employee for good cause, which shall be: (1) Employee's willful and
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material breach of this Agreement; (2) Employee's intentional nonperformance
(continuing for ten (10) days after receipt of written notice of need to cure) of Employee's material duties and responsibilities hereunder; (3) Employee's willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company which materially and adversely affects the operations or reputation of the Company; or (4) Employee's conviction of a felony crime. In the event of a termination for good cause, as enumerated above, Employee shall have no right to any severance compensation.

     8. Termination. At any time prior to the end of the initial term hereof (August 31, 1999), the Company or Employee may, without cause, terminate Employee's employment, effective sixty (60) days after written notice is provided to the other, subject to Company paying to Employee severance pay as set forth above. If Employee resigns or otherwise terminates Employee's employment without cause, rather than the Company terminating his employment, Employee shall receive no severance compensation. If Employee resigns before the 20th month of the two-year term i.e. April 1, 1999 to become employed by a company whose business is the same or similar to Company, then Employee shall pay to Company, at the time of termination, a pro-rata share of the incentive bonus (identified in paragraph 7 above) computed on the total bonus paid to Employee divided by 24 months times the remaining months of the initial two-year term.

     9. Miscellaneous. This instrument supersedes all the other agreements, either oral or written, between the parties to this Agreement, with respect to the employment of Employee and contains all the covenants and agreements between the parties with respect to such service. This Agreement may not be modified except by written instrument signed by the parties. This Agreement will be governed by and construed in accordance with the laws of the State of Texas. This Agreement and any and all rights hereunder shall not be assignable by Employee, however, nothing herein shall
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prohibit Company from assigning this contract or the rights and duties accruing thereunder to any person, firm or other entity provided that any assignee or successor to Company shall be bound by the provisions of this Agreement and such assignment shall not substantially affect the duties of Employee previously in existence. If any provision of this Agreement shall be declared inoperative, invalid, illegal or unenforceable, then the remaining provisions of this Agreement shall continue to be fully operative, effective and unaffected by such invalidity.

     This Agreement is executed this 18th day of September, 1997 effective September 1, 1997 for purposes of calculating a commencement date of the two-year term.



                                            SPLITROCK SERVICES, INC.



                                            BY:  /s/ WILLIAM R. WILSON




                                            EMPLOYEE



                                            BY:  /s/ PATRICK J. MCGETTIGAN, JR.